Pegasus Capital
                                 ---------------
                                Merchant Banking






May 7, 2003

James M. Farinella
T & G2, Inc.
65 La Grande Ave.
Berkeley Heights, NJ 07922

ENGAGEMENT LETTER
-----------------

Dear Mr. Farinella:

This engagement letter shall serve to set forth the terms upon which Pegasus Capital ("Pegasus") will render to Point Group Holdings, Inc. (the "Company") certain advisory services. On the basis of discussions held between Pegasus and the Company, subject to due diligence as described hereafter, Pegasus agrees to act as the Company's Consultant and Representative to assist in providing the Company, on a "best efforts" basis, the following:

o    Advisory Services. Pegasus shall act as the Company's non-exclusive
     ------------------
     representative, with respect to matters relating the Company's business development in the United States and Europe, as related to this specific Agreement. At the option of either party, this Agreement may be terminated within 10 days written notice.

     Pegasus shall identify strategic partners for the expansion of the Company's products and services, assist in any corporate re-structuring, and help introduce the Company to strategic partners who will promote the Company's products and services, and improve the corporate image.

     With regards to the above, it understood that the Company may have intentions in pursuing other options in which the Company and Pegasus will discuss more definitive terms for all alternative options for the purpose of this Agreement.

o    Term. The advisory relationship shall commence upon the execution of this
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     engagement letter and shall expire 360 business days thereafter, unless otherwise agreed upon by all parties.

o    Compensation to Pegasus. Pegasus will receive the following items of
     ------------------------
     compensation for the services rendered hereunder:

     1. The Company shall issue to Raymond J. McNamee, its Managing Partner, options to purchase common shares issued under S-8 as follows:

               a) 1,750,000 shares at an exercise price of $0.03 per share for a period of 90 days

               b) 1,750,000 shares at an exercise price of $0.05 per share for a period of 120 days, and

               c) 1,000,000 shares at an exercise price of $0.075 per share for a period of 180 days.






             5311 Residencia, Newport Beach, CA 92660 (949) 706-0141

o    Expenses. Each party shall be responsible for any expenses it may incur.
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o    Indemnity.
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     1.   The Company agrees to indemnify and hold Pegasus and its employees, officers, directors, agents, attorneys, and accountants free and harmless from any liability, cost and expense, including attorney's fees, in the event of a material breach of any of the Company's representations and warranties contained herein.

     2. Pegasus agrees to indemnify and hold harmless the Company and its employees, officers, directors, agents, attorneys, and accountants free and harmless from any liability, cost and expense, including attorney's fees, in the event of a material breach of any of the Pegasus 's representations and warranties contained herein.

o    Choice of Laws and Arbitration. This agreement shall be construed pursuant
     -------------------------------
     to the laws of the state of California. Any controversy arising thereunder shall be resolved by arbitration pursuant to the rules of the American Arbitration Association.

o    Confidentiality. Each party agrees that during the course of this
     ----------------
     Agreement, information that is confidential or of a proprietary nature may be disclosed to the other party, including, but not limited to, product and business plans, software, technical processes and formulas, source codes, product designs, sales, costs and other unpublished financial information, advertising revenues, usage rates, advertising relationships, projections, and marketing data ("Confidential Information"). Confidential Information shall not include information that the receiving party can demonstrate (a) is, as of the time of its disclosure, or thereafter becomes part of the public domain through a source other than the receiving party, (b) was known to the receiving party as of the time of its disclosure, (c) is independently developed by the receiving party , or (d) is subsequently learned from a third party not under a confidentiality obligation to the providing party.

o    Due Diligence by Pegasus. Pegasus will complete its initial due diligence
     -------------------------
     by reviewing the Company's Business Plan, interviewing senior management and reviewing current financial statements and projections; however, Pegasus is authorized to conduct such further due diligence as Pegasus feels necessary during the term of the Engagement.



AGREED TO AND ACCEPTED this _____ day of May, 2003



Pegasus Capital, Inc.                              T & G2, Inc.


-----------------------                            ----------------------------
By:  Raymond J. McNamee                            By:  James M. Farinella
Its:  Managing Partner                             Its:  Chief Executive Officer









             5311 Residencia, Newport Beach, CA 92660 (949) 706-0141

                                  ATTACHMENT A
                                  ------------


     It is hereby acknowledged that the compensation for the services identified in the foregoing Agreement will be in the form of T&G2, Inc. Class A Common Stock registered on From S-8. Accordingly, the Consultant represents that the services to be performed under the Agreement are eligible services as required by Form S-8, and that the stock, when issued, must be issued in the name of a "natural person" as defined by the applicable securities laws.

     The Consultant  represents that none of the compensation received hereunder
                                     ----
is for promoting or maintaining a market in the stock of T&G2, Inc. The Consultant, under the terms of this Agreement is not being retained to find
                                                    ---
investors; provide investor relations or shareholder communication services; promote T&G2, Inc.'s stock through newsletters; or as part of a capital raising scheme.

     Additionally, the Consultant represents that, with regard to the stock to be registered as compensation for the services rendered hereunder, (i) neither T&G2, Inc., or a promoter of its stock, will direct the resale in the public market of the stock received under this Agreement as compensation; and (ii) T&G2, Inc. will not receive any portion of the proceeds of the resale of the stock issued as compensation hereunder.

     The Consultant acknowledges that T&G2, Inc., and its counsel, will rely on these representations when filing the Form S-8 to register the shares that are received as compensation.




                                                  CONSULTANT



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